As Filed with the Securities and Exchange Commission on September 25, 2009.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ConAgra Foods, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	47-0248710 (I.R.S. Employer Identification No.)

One ConAgra Drive Omaha, Nebraska (Address of Principal Executive Offices)	68102-5001 (Zip Code)

CONAGRA FOODS 2009 STOCK PLAN
(Full Title of the Plan)

Colleen Batcheler
Senior Vice President, General Counsel and Corporate Secretary
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001
402-240-4000
With a copy to:
Lyn Rhoten
Senior Counsel
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001
402-240-4000
(Name, Address and Telephone Number of agent for service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)(2)	share (3)	price (3)	registration fee
Common Stock, $5.00 par value per share	29,500,000	$22.04	$650,180,000	$36,281
Unused 2006 Plan Shares (2)	2,602,347	$22.04	$57,355,728	$3,201
Total	32,102,347	$22.04	$707,535,728	$39,482

1.	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, $5.00 par value per share (“Common Stock”), of ConAgra Foods, Inc. (the “Company” or the “Registrant”) as may be issuable pursuant to the anti-dilution provisions of the ConAgra Foods 2009 Stock Plan (the “2009 Plan”).
2.	This Registration Statement covers (A) 29,500,000 shares of Common Stock issuable under the 2009 Plan that have not previously been registered, plus (B) 2,602,347 shares of Common Stock authorized to be awarded under the ConAgra Foods 2006 Stock Plan (the “2006 Plan”), which shares had not been issued and were not subject to outstanding awards granted under the 2006 Plan as of September 25, 2009 (the “Unused 2006 Plan Shares”). In addition, the number of shares subject to awards under the 2009 Plan may be increased from time to time by shares of Common Stock subject to outstanding awards under the 2006 Plan, the ConAgra Foods 2000 Stock Plan (the “2000 Plan”), the ConAgra Foods 1995 Stock Plan (the “1995 Plan”) or the ConAgra Foods 1990 Stock Plan (the “1990 Plan” and, together with the 2006 Plan, the 2000 Plan and the 1995 Plan, the “Prior Plans”), which awards expire, are forfeited or become unexercisable for any reason, other than shares used to pay the exercise price of an outstanding award, shares used to pay withholding taxes related to an outstanding award, or shares not issued or delivered as a result of the net settlement of an outstanding stock appreciation right. An additional 44,323,188 shares of Common Stock are currently subject to outstanding awards under the Prior Plans and could potentially become available for issuance in the future under the 2009 Plan to the extent such awards expire, are forfeited or become unexercisable for any reason, but such shares are not at this time covered by this Registration Statement.
The Unused 2006 Plan Shares were previously registered by the Company on a registration statement on Form S-8 (File No. 333-137739) filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2006, and a registration fee was paid for such registration. Concurrently with the filing of this Registration Statement, the Company has filed a post-effective amendment to that registration statement deregistering the Unused 2006 Plan Shares that are being carried forward under this Registration Statement.
3.	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on September 22, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          As permitted by the rules of the Commission, the information specified in Part I has been omitted from this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009;

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on June 18, 2009, July 20, 2009 and August 5, 2009; and

(c)	The description of the Common Stock contained in a Registration Statement on Form 8-A filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) for purposes of registering such securities thereunder, as such Form 8-A has been amended for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The legality of the Common Stock being offered by this Registration Statement has been passed upon for the Company by Colleen Batcheler, Senior Vice President, General Counsel and Corporate Secretary. As of September 24, 2009, Ms. Batcheler held 2,742 shares of Common Stock and had been granted options to purchase another 208,000 shares of Common Stock and share equivalent units representing 10,600 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.
          Pursuant to Article V of the Certificate of Incorporation of the Company, the Company shall, to the extent required, and may, to the extent permitted, by Section 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. A director shall continue to be liable for (1) any breach of a director’s duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (4) any transaction from which the director derived an improper personal benefit.
          The by-laws of the Company provide for indemnification of Company officers and directors against all expenses, liability or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving the Company in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The by-laws of the Company limit the indemnification provided to a Company officer or director in connection with actions, suits, or proceedings commenced by the Company officer or director to instances where the commencement of the proceeding (or part thereof) was authorized by the Board of Directors of the Company.
          The Company also maintains a director and officer insurance policy which insures the officers and directors of the Company and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4.1	-	ConAgra Foods’ Certificate of Incorporation, as restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated December 1, 2005)

4.2	-	Amended and Restated By-Laws of ConAgra Foods, Inc., as Amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated November 29, 2007)

4.3	-	ConAgra Foods 2009 Stock Plan (incorporated herein by reference to Annex A to the Company’s definitive proxy statement on Schedule 14A (File No. 001-07275) dated August 12, 2009)

5.1	-	Opinion of Counsel

23.1	-	Consent of KPMG LLP

23.2	-	Consent of Counsel (included as part of Exhibit 5.1)

24.1	-	Power of Attorney

Item 9. Undertakings
          (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 25, 2009.

CONAGRA FOODS, INC.
By:	/s/ Gary M. Rodkin
	Name:	Gary M. Rodkin
	Title:	President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on September 25, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary M. Rodkin	President, Chief Executive Officer and Director
Gary M. Rodkin	(Principal Executive Officer)

/s/ John F. Gehring	Executive Vice President and Chief Financial
John F. Gehring	Officer (Principal Financial Officer)

/s/ Patrick D. Linehan	Senior Vice President and Corporate Controller
Patrick D. Linehan	(Principal Accounting Officer)

Mogens C. Bay*	Director
Stephen G. Butler*	Director
Steven F. Goldstone*	Director
Joie A. Gregor*	Director
Rajive Johri*	Director
W.G. Jurgensen*	Director
Richard H. Lenny*	Director
Ruth Ann Marshall*	Director
Andrew J. Schindler*	Director
Kenneth E. Stinson*	Director

*	This Registration Statement has been signed by the undersigned as attorney-in-fact on behalf of each person so indicated pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

/s/ Colleen Batcheler
Colleen Batcheler, Attorney-in-Fact

EXHIBITS

4.1	-	ConAgra Foods’ Certificate of Incorporation, as restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated December 1, 2005)

4.2	-	Amended and Restated By-Laws of ConAgra Foods, Inc., as Amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated November 29, 2007)

4.3	-	ConAgra Foods 2009 Stock Plan (incorporated herein by reference to Annex A to the Company’s definitive proxy statement on Schedule 14A (File No. 001-07275) dated August 12, 2009)

5.1	-	Opinion of Counsel

23.1	-	Consent of KPMG LLP

23.2	-	Consent of Counsel (included as part of Exhibit 5.1)

24.1	-	Power of Attorney